Exhibit 99.1

Ceres Continues Realignment Toward Food and Feed Markets and Biotech Traits

−	Brazilian seed operations will be restructured.
−	Company expects to save up to $6 to $8 million next fiscal year.

THOUSAND OAKS, Calif. – June 19, 2015 – Ceres, Inc. (Nasdaq: CERE), an agricultural biotechnology company, today announced the continued realignment of its business to focus on food and forage opportunities and biotechnology traits for sugarcane and other crops. As part of the realignment, the company will restructure its Brazilian seed operations and is exploring discussions with additional local partners and collaborators to support the continued development and commercialization of its technology in Brazil.

Earlier this year, the company announced that due to the economic challenges faced by the Brazilian ethanol industry as well as changes in the global energy market, it had expanded the number of market opportunities available for its technology and products and began prioritizing its working capital in additional areas beyond Brazil. The company’s current restructuring plan is intended to further align expenditures toward improved forages for dairy and meat production and biotech traits for sugarcane and other crops.

“These changes represent an important step in the transformation of our business as we refocus on our strengths in agricultural technology and direct our attention to markets being fueled by global prosperity growth,” said Ceres President and CEO Richard Hamilton. He noted that bioenergy markets have continued to face serious near-term challenges due to low oil prices, the struggling Brazilian economy, delays in second generation refining technology and unfavorable government policies, among other headwinds. “If these challenges can be surmounted then I believe the market for bioenergy feedstocks can reemerge as a global opportunity for agricultural technology companies like Ceres.”

Brazilian Operations

Ceres indicated that its Brazilian operations after implementation of the restructuring plan would be focused primarily on sorghum breeding and sugarcane. In particular, the company plans to expand its sugarcane trait development activities for the Brazilian sugarcane market, which Ceres expects to fund, in part, under a grant available from the Brazilian government.

“Given the economic climate in Brazil, and the time horizon needed to bring our top performing sorghum hybrids to market, we believe that the best path forward is to work with a more focused group of well-capitalized mills and collaborators,” said Paul Kuc, Ceres Chief Financial Officer. “Moreover, our advances in sugarcane biotechnology and compelling field trial results are making Brazilian sugarcane a more attractive use of capital.”

The realignment plan, which is expected to be substantially completed by October 31, 2015, includes, among other actions, a workforce reduction that will impact 14 positions in Brazil primarily related to administration, operations and manufacturing as well as 2 support positions in the United States. Ceres estimates that it will incur total charges of approximately $0.6 million over the next five months with respect to these workforce reductions in Brazil and the U.S., including $0.1 million in continuation of salary and benefits of certain employees until their work is completed and their positions are eliminated, and $0.5 million of one-time severance and other costs, all of which will be cash expenditures. The company expects to achieve additional cost reductions as part of the realignment, which may include additional workforce reductions. Once fully implemented, the company’s realignment plan is expected to deliver cash savings of up to approximately $6.0 to $8.0 million in fiscal year 2016.

In addition to the realignment in Brazil, the company continues to evaluate options available for additional funding, including public or private debt or equity financings, collaborations, licensing arrangements, government programs, or the sale of intellectual property, technology or other assets.

About Ceres

Ceres, Inc. is an agricultural biotechnology company that develops and markets seeds to produce crops for forage, biofuels and other markets that utilize plant biomass. The company's advanced plant breeding and biotechnology technology platforms, which can increase crop productivity, improve quality, reduce crop inputs and improve cultivation on marginal land, have broad application across multiple crops, including food, feed, fiber and fuel crops. Ceres markets its seed products under its Blade brand. The company also licenses its biotech traits and technology, including its Persephone genome visualization software, to other life science companies and organizations.

Ceres Forward-Looking Statements
This press release may contain forward-looking statements. All statements, other than statements of historical facts, including statements regarding Ceres' efforts to develop and commercialize its products and technologies, anticipated yields and product performance, status of crop plantings, short-term and long-term business strategies, market and industry expectations, future operating metrics, and future results of operations and financial position, including anticipated cost savings from the company's restructuring plan and projected cash expenditures, are forward-looking statements. You should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond Ceres' control. Factors that could materially affect actual results can be found in Ceres' filings with the U.S. Securities and Exchange Commission. Ceres undertakes no obligation to update publicly, except to the extent required by law, any forward-looking statements for any reason after the date the company issues this press release to conform these statements to actual results or to changes in the company's expectations.

Contact:

Ceres, Inc.
Gary Koppenjan

(805) 375-7801
ir@ceres.net